Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

November 29, 2004

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Retirement of Board Members

Clinton, NJ — Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today the retirement of Samuel Stothoff and Peter DeTommaso from both its Board of Directors and that of its subsidiary, Unity Bank, effective December 31, 2004. Messrs. Stothoff and DeTommaso have been directors of the Company and the Bank since Unity’s inception in 1991. Additionally, Donna Butler, Esq. has elected to resign from both Boards of Directors of Unity, effective December 31, 2004. Ms. Butler has been a director since 2001. Messrs. Stothoff and DeTommaso and Ms. Butler will be given the status of Director Emeritus.  Beginning, January 2005, Unity Bancorp and Unity Bank will have nine directors serving on their boards.

“These individuals were instrumental in our Company’s success over the years,” said David D. Dallas, Chairman of Board. “We want to thank them for their many years of tremendous contributions and support. They will be missed, and we wish them the best in the future.”

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with $494 million in assets and $424 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.